Exhibit 5.1

1650 Tysons Boulevard	Tel 703.770.7900
McLean, VA 22102-4859	Fax 703.770.7901
www.pillsburylaw.com

October 20, 2005

NCI, Inc.

11730 Plaza America Drive

Reston, Virginia 20190

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have furnished this opinion to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 2,807,895 shares of Common Stock, $.019 par value per share (the “Shares”), of NCI, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2005 Performance Incentive Plan (the “Plan”).

We have examined the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified photostatic or facsimile copies and the authenticity of the original of such latter documents, and legal capacity of all nature persons.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law Statute, reported judicial decisions interpreting such statute and applicable provisions of the Constitution of the State of Delaware, and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

NCI, Inc.

October 20, 2005

It is understood that this opinion is to be used solely in connection with the offer and sale of Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or rules and relations of the Commission.

Sincerely,

/s/ Pillsbury Winthrop Shaw Pittman LLP

Pillsbury Winthrop Shaw Pittman LLP